Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-118966, 333-112598 and 333-90742 and Form S-8 Nos. 333-112561, 333-112218, 333-136890, 33-52892, 333-164618, 333-163245, 333-170708, and 333-170764) of Destination XL Group, Inc. of our report dated March 15, 2013, with respect to the consolidated financial statements of Destination XL Group, Inc. as of February 2, 2013 and for each of the two years in the period ended February 2, 2013, included in this Annual Report (Form 10-K) as of February 1, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 17, 2014